ADVANCED BIOMED INC.



ADVANCED BIOMED INC.

Proposed Nasdaq Capital Market Symbol: ADVB

Investor Presentation

Issuer Free Writing Prospectus Dated February 18, 2025
Filed pursuant to Rule 433 of the Securities Act of 1933, as amended
Relating to Preliminary Prospectus
Dated February 7, 2025
Registration Statement No: 333-272110

Forward-Looking Statement

The Information in this presentation includes "forward-looking statements". All statements, other than statements of historical fact included in this presentation, regarding our strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this presentation, the words "could," "believe," "anticipate," "intend," "estimate," "expect," "project," "may," "will," "shall" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements described under the heading "Risk Factors" included in this presentation. These forward-looking statements are based on our current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. Nevertheless, and despite the fact that management's expectations and estimates are based on assumptions management believes to be reasonable and data management believes to be reliable, our actual results, performance or achievements are subject to future risks and uncertainties, any of which could materially affect our actual performance. These forward-looking statements include, but are not limited to, statements about our future financial performance, including the following: our ability to generate revenue and profit; our ability to expand our business model; our ability to manage or expand operations; our ability to maintain adequate control of our expenses as we seek to grow; our ability to establish or protect our intellectual property; the impact of significant government regulations in Taiwan and PRC; our ability to implement marketing and sales strategies and adapt and modify them as needed; and our implementation of required financial, accounting and disclosure controls and procedures and related corporate governance policies.

Industry and Market Data

This presentation includes estimates regarding market and industry data and disclose that some industry data is based on a research report commissioned by the company. Unless otherwise indicated, information concerning our industry and the markets in which we operate, including our general expectations, market position, market opportunity, and market size, are based on our management's knowledge and experience in the markets in which we operate, together with currently available information obtained from various third-party sources, including publicly available information, industry reports and publications, surveys, our customers, trade and business organizations, and other contacts in the markets in which we operate. Some data is also based on our good faith estimates. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section entitled "Risk Factors." These and other factors could cause results to differ materially from those expressed in these publications.

Although the forward-looking statements included herein, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business as of the date of such statements, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including by the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results.

Free Writing Prospectus Statement

This free writing prospectus relates to the proposed public offering of Shares of Common Stock of Advanced Biomed Inc. ("we", "us", or "our") and should be read together with the Registration Statement we filed with the U.S. Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates and may be accessed through the following web link:

https://www.sec.gov/Archives/edgar/data/1941029/000157587225000138/vc062_s1a.htm

This presentation does not constitute an offer to sell or an invitation to purchase or subscribe for any securities of the Company for sale in the United States or anywhere else. No part of this presentation shall form the basis of or be relied upon in connection with any contract or commitment whatsoever. Specifically, these materials do not constitute a "prospectus" within the meaning of the US Securities Act of 1933, as amended, and the regulations enacted thereunder. This presentation does not contain all relevant information relating to the Company or its securities, particularly with respect to the risks and special considerations involved with an investment in the securities of the Company and is qualified in its entirety by reference to the detailed information in the prospectus relating to the proposed offering. Any decision to purchase the Company's securities in the proposed offering should be made solely on the basis of the information contained in the prospectus relating to the proposed offering.

All the third-party trademarks, names, and other information that appeared in this presentation are used for information and comparison only and do not mean that we have been given authorization to use such information. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

The Registration Statement has not yet become effective. Before you invest, you should read the prospectus in the Registration Statement (including the risk factors described therein) and other documents we have with the SEC in their entirety for more complete information about us and the offering. You may get these documents for free by visiting EDGAR on the SEC website at http://www.sec.gov.

Alternatively, we or our underwriter will arrange to send you the prospectus if you contact Craft Capital Management LLC, 377 Oak St, Lower Concourse, Garden City, NY 11530, or via email: info@craftcm.com, or contact Advanced Biomed Inc. via email: ir@advanbiomed.com .

ADVANCED BIOMED INC.

Offering Summary

Issuer	Advanced Biomed Inc.
Securities	Common Stock
Offering Type	Initial Public Offering
Proposed Listing/Symbol	Nasdaq Capital Market: ADVB
Securities Offered	1,875,000 shares of common stock, or 2,156,250 shares if the underwriters exercises its over-allotment option in full
Offering Price per Share	Expected to be between $4.00 and $6.00 per share of common stock
Gross Proceeds	$7.5 million (based upon an assumed initial public offering price of $4.00 per share of common stock), or approximately $8.6 million if the underwriter exercises its over-allotment option in full
Use of Proceeds	• Approximately 60% for invitro diagnostics (IVD) clinical research, chip design and development, upgrade facilitates, and expansion to other markets; • Approximately 20% for marketing and sales; and • Approximately 20% for general working capital.
Underwriter	Craft Capital Management LLC
Transfer Agent	Transhare Corporation

ADVANCED BIOMED INC.

Company Profile


ADVANCED
BIOMED
INC.

Established in **2014**, we have been focusing on the integration of multiple interdisciplinary technologies and established our own microfluidic technology platform.
Utilizing the physical and molecular biological characteristics of tumor cells, we have developed various advanced and original research through the joint application of **semiconductor technology** and **biotechnology**.

The applications includes **complex precision structures**, **dielectric detection, functional microfluidic biochips, microfluidic integrated semiconductor sensors**, **related application modules**, and **key components of medical testing equipment**.

Our technologies and products can be used for **early screening** and **detection**, **diagnosis** and **staging**, and **treatment** of cancer through the detection of circulating tumor cells and related tumor markers in blood samples, capture of single circulating tumor cells, and single-cell sorting and determination.

Corporate Structure


ADVANCED BIOMED INC
(Nevada, USA)
100%
100%
ADVANCED BIOMED (HK) Limited
(Hong Kong)
ADVANCED BIOMED INC. (Taiwan)
(Taiwan)
100%
Shanghai Sglcell Biotech Co., Ltd.
(PRC)

Centralized R&D and Localized Management

ADVANCED BIOMED INC.

Advanced Biomed Inc. incorporated in the State of Nevada

Subsidiaries

Advanced Biomed Inc. (Taiwan) ("Advanced Biomed Taiwan")



Advanced Biomed Taiwan is responsible for the main operation and the design and development of the company's primary technologies and products.

Shanghai Sglcell Biotech Co., Ltd("Shanghai Sglcell")



Shanghai Sglcell owns some of our R&D equipment and patents and will be responsible for operations related to clinical trials in Mainland China through CROs

Advanced Biomed HK Limited ("Advanced Biomed HK")

Advanced Biotech HK is our first localized operation company, mainly responsible for market operation and management in China, localized production, product registration, and future local market sales of our products in accordance with relevant local regulations in China.

Industry Overview

Global Liquid Biopsy Market Size



US$ Million
$22,865.56
CAGR: 12.46%
$8,937.68
2022
2030

Advantages of Liquid Biopsy Screening

- **Non-invasive**: test samples are usually blood, saliva, urine and other body fluids
- **Efficient**:
  - the entire testing process is **simple** to operate, **less dependent** on medical resources, and samples are **highly accessible** for multiple sampling.
  - the testing cycle is usually **1-2 weeks**
- **Accurate**: liquid biopsy technology has **significantly improved sensitivity and specificity**

Note: Grand View's market analysis report, Liquid Biopsy Market Size, Share & Trends Analysis Report

Key Milestones

2014

- Started operations in 2014 through Advanced Biomed Taiwan.

2021

- Established Advanced Biomed HK.
- Integrated market development and commercialization in China.

2024

- Plan to expand to the North America market.
- Aim to complete site selection and personnel recruitment in the United States.

2025E

- Plan to start A^{+}LCGuard's clinical research.
- Plan to start the localized registration of our in-vitro diagnostics (IVD) products in Europe.

ADVANCED BIOMED INC.

Product Lineup

R&D → Registration Application → Registration Review → Cleared by NMPA**

Registration Application



A^+SCDrop



A^+CellScan



A^+CellScan Chip

A^+LCGuard Lung Cancer Early Screening Kit

Plan to start A^+LCGuard's clinical research by the end of June 2025*

Registration Review



A^+CTCE



A^+CM



A^+CTCM



A^+EMT

Cleared by NMPA**



A^+Pre



AC-1000



A^+Pre Chip



AC-1000 CTC Enrichment Chip

Note: *A^+LCGuard is Class III medical devices and is required to conduct clinical trials before completing the registration process.
**NMPA: National Medical Products Administration of China

Investment Highlights



- **Own Microfluidic Technology Platform**
- **Proprietary Ultra-Sensitive Biosensor Technology**
- **On Track to Commercialization**
- **Multi-Disciplinary Management Team**

ADVANCED BIOMED INC.

Own Microfluidic Technology Platform

Microfluidic Technology Platform

- Integrates **research and development**, **design**, and **manufacture** of biochips and microfluidic chips.
- Combines our **patented chip technology** and **semiconductor fabrication technology**, and **integrated application patented technology.**
- Integrates our **AC-1000** and **A⁺SCDrop** devices.

- **Services -** OEM production of microfluidic chips, micro-electromechanical components, biochips, sensors, and other components, customized product design, and commissioned development and research services.
- **Differences from the general IC wafer OEM production -** Micro Electro Mechanical Systems (MEMS), lithography-assisted micromachining (LIGA), semiconductor process, and soft materials such as silicone gel and polydimethylsiloxane.

- **AC-1000 integrates A⁺Pre chip and AC-1000 CTC enrichment chip potential applications** – routine liquid biopsy and companion diagnosis in the future.
- **A⁺SCDrop applications -** single-cell sequencing, whole gene sequencing, protein sequencing, new drug development, cancer biomarker research, individualized diagnosis, individualized drug susceptibility testing, and other aspects of individualized precision medicine.

ADVANCED BIOMED INC.

Proprietary Ultra-Sensitive Biosensor Technology


Self-developed Technology
Integrate various composite precision structures, dielectric detection and functional microfluidic biochips to complete microfluidic chips and reagents.
Proprietary Semiconductor Nano Ultra-sensitive Biosensor Technology
Ensure the accuracy of the results and reduce the death number of targeted cells throughout the process by the non-destructive nature of the rare cell enrichment system.
Provide fast and inexpensive method for early cancer diagnosis.

ADVANCED BIOMED INC.

On Track to Commercialization

Category of the product	Candidate products	Expected use	Preclinical	Clinical test	Registration application/registration review	Country /Region
Equipment	A^{+} Pre	Sample pretreatment				China
	AC-1000	Enriched CTC and Cell-Marker were separated				
	A^{+}SCDrop	Single cell isolation				
	A^{+}CellScan	Cells were automatically stained				
Kit	A^{+}CTCE	Stained and identified the epithelial-type CTC				
	A^{+}CM	We were stained and identified for Cell-Marker				
	A^{+}CTCM	Staining and identification of interstitial CTC				
	A^{+}EMT	Staining identification identify epithelial-stromal-type CTC				
	A^{+}LCGuard	Lung cancer screening				
Equipment	A^{+}Pre	Sample pretreatment				U.S.
	AC-1000	Enriched CTC and Cell-Maker were separated				
	A^{+}SCDrop	Single cell isolation				
	A^{+}CellScan	Cells were automatically stained				
Kit	A^{+}LCGuard	Lung cancer screening				

ADVANCED BIOMED INC.

Growth Strategy

Increase the market penetration of our oncology auxiliary products and expand our product portfolio to actively focus on in vitro early diagnosis, rapid evaluation of chemotherapy drugs, individualized treatment including clinical screening of drugs, detection of drug resistance, and monitoring of tumor recurrences.

Develop cancer screening market in China and further expand to other regions. We plan to initially focus on developing our cancer screening market in China. We also plan to expand to North American and European market by setting up subsidiaries and localize production and operation to meet specific market demand and compliance requirements in the relevant market.

Expand our R&D to strength and develop pipeline products. In the future, we will actively promote the research and development, application and registration of other cancer early screening products.

ADVANCED BIOMED INC.

Multi-Disciplinary Management/R&D Team



Yi Lu, Ph.D.

Chairman & CEO

- Dr. Lu has served as our Chairman of the Board since November 2022 and as our Chief Executive Officer since March 2024. He has been the Chairman and Chief Science Officer of Advanced Biomed Taiwan since June 2014.
- Dr. Lu was the Chairman of HFC Semiconductor from January 2020 to October 2022 and was responsible for the company's strategic development.
- Dr. Lu previously served as Chairman of Nextchip Semiconductor Corporation and led the company to launch the first 12-inch integrated circuit production line in Anhui Province from February 2016 to December 2019.
- Dr. Lu was the senior executive of Cypress Semiconductor, overseeing the company's business operation from January 2004 to December 2007.
- Dr. Lu received a Doctor of Philosophy from the University of Florida in 1994.
- Dr. Lu has a wealth of experience in successful entrepreneurship and has extensive experience in the fields of technology management, market management, and operations.



Hung To Pau, Ph.D.

Director

- Dr. Pau has served as our director since November 2022. He also served as our Chief Executive Officer from November 2022 to March 2024. He has been the Chairman of Shanghai Sglcell Biotech Co., Ltd. since November 2019.
- Dr. Pau held positions as Chairman of Take Chance HK Development Ltd., where he led the senior executives to expand the company's business operations, from January 2017 to October 2019.
- Dr. Pau was also a director at Well Fancy Development Ltd. and worked on areas such as corporate governance and strategic development, from January 2017 to date.
- Dr. Pau graduated from the Second Military Medical University with a Ph.D. in Immunology in 2008. He also obtained EMBA from Shanghai Jiaotong University in 2011.
- Dr. Pau has solid medical research and development experience as well as sufficient practical experience in managing a company's overall and long-term development and its core competitiveness.



Mingze Yin

CFO

- Mr. Yin has served as our Chief Financial Officer since November 2022. He has over 11 years of experience in the financial and investment banking industry.
- Mr. Yin has been the Chief Financial Officer of Shanghai Sglcell Biotech Co., Ltd. since January 2021 and oversees its finance department.
- Mr. Yin was Director of Shanghai Guangdian Asset Management Co., Ltd. from March 2017 to December 2021.
- Mr. Yin was an independent director of TMSR Holding Company Limited (Nasdaq: TMSR), from February 2020 to November 2020.
- Mr. Yin was the investors relations manager of Planet Green Holdings Corp. (NYSE: PLAG), from February 2018 to November 2018.
- Mr. Yin obtained his Bachelor of Management from Jiangsu Haiyang University in 2011.



Steven I-Fang Cheng, Ph.D.

CTO & Director

- Dr. Cheng has served as our Chief Technology Officer since November 2022. Dr. Cheng joined Advanced Biomed Taiwan. as a co-founder and CTO since 2014.
- Dr. Cheng was an associate research fellow (Principal Investigator) in TSRI since 2013. His professional research expertise includes biomicrofluidics, biosensors, cancer diagnosis and infectious detection, micro/nano fabrication technology, on-chip drug screening, electrokinetics/electrical analysis and their biomedical applications, patent design and implantation.
- Dr. Cheng received Ph.D. degree from Institute of Nanotechnology & Microsystems Engineering at National Cheng Kung University in 2010.
- Dr. Cheng has great experience in cross-disciplinary integration development and novel techniques/products creation on biomedical research. He also has great professional capability and personality characteristic to lead and co-operate with our top researchers from many different fields.

Independent Directors



Jing Zhang

Independent Director

- Ms. Zhang has more than 25 years of working experience in financial management.
- Ms. Zhang has been the Chief Financial Officer of Shanghai Xun Yang Network Technology Co., Ltd since July 2023.
- Ms. Zhang served as an independent director and the chair of the audit committee of Code Chain New Continent Limited Co., Ltd. (NASDAQ: CCNC) from September 2022 to February 2023.
- Ms. Zhang served as the financial manager of Shanghai Branch of Jiangsu Zi Guang Intelligence Co., Ltd from March 2009 to July 2013.
- Ms. Zhang graduated from Zaozhuang University in 1999.



I Kei Cheang

Independent Director

- Ms. Cheang has been the legal Senior Manager at Luso International Banking Ltd. since October 2022.
- Ms. Cheang served as the Legal Manager at Bank of China (Macau) from May 2019 to October 2022.
- Ms. Cheang was the Legal Assistant at Luso International Banking Ltd. between August 2016 and May 2019.
- Ms. Cheang is experienced in corporate governance matters and day to day administrative affairs.
- Ms. Cheang received her bachelor's degree in Chinese-English translation and interpretation from Macau Polytechnic University in 2016.



Mingyue Cai

Independent Director

- Mr. Cai has been the Vice President at Yitu Safety Technology (Shenzhen) Co., Ltd., a PRC company engages in artificial intelligence development and application.
- Mr. Cai worked as an independent director and the chair of compensation committee of GD Culture Group Limited (NASDAQ: GDC) from February 202 to April 2024.
- Mr. Cai was an administrative director at Rugao Port Group Co., Ltd., a PRC company that focuses on port logistics, industrial park construction and timber, coal and ore trade from November 2009 to August 2017.
- Mr. Cai graduated from China Central Radio & TV University in 2015 with a major in administration.

ADVANCED BIOMED INC.

High-standard Quality Control

The product specifications to pass the exam are listed in the table below.

	Flatness	Roughness	No Water leakage	Critical size compared with original design	Thickness
A⁺Pre Chip	ΔF < 0.1 mm	ΔR < 1.5 um/mm²	Under 2 bar	within 5%	2 mm ±10%
AC-1000 Enrichment Chip	ΔF < 0.3 mm	ΔR < 1.5 um/mm²	Under 2 bar	within 5%	1.5 mm ±10%

The specifications of A⁺Pre and AC-1000 chips produced during the pre-mass production trial test below.

	Flatness	Roughness	No Water leakage	Critical size compared with original design	Thickness
A⁺Pre Chip	ΔF < 0.05 mm	ΔR<1.5 um /mm2	Under 2 bar	within 3%	2 mm ±5%
AC-1000 Enrichment Chip	ΔF < 0.08 mm	ΔR < 1 um/mm2	Under 2 bar	within 5%	1.5 mm ±10%

- A total of 20 A⁺Pre chips were tested, with a result of average tumor cell recovery rate of **94%**, which exceeded the target rate of **90%,** with the highest and lowest rates of **99%** and **91.6%**, respectively. The liquid and blood cells removal rate by A⁺Pre chip was between **90-92.5%**, which is in line with the target rate of **90-94%**.
- A total of 12 AC-1000 chips were examined and the average recovery rate is **79.5%**, which exceeded the target rate of **75%,** with the highest and lowest recovery rates of **88.6%** and **76.8%**, respectively. The blood cells depletion rate was **>2.5 logs**, exceeding the target rate of **2 logs**, with the highest and lowest rate of **4** and **2.5 logs**, respectively.

Note: All the testing statistics dated by the end of May 2023.

ADVANCED BIOMED INC.

A^+Pre System and Chip - Provide Clotting/Clogging-free Samples

A^+Pre: a **fully automated sample preparation system** that enables to pre-concentrate diluted blood sample.
A^+Pre Chip: to **reduce sample volume and density** to make downstream applications **much faster and more stable.**

- ❑ A^+Pre chip utilizes microfluidic inertial forces to rapidly pre-enrich (deplete **~90%** blood cells), pre-concentrate (reduce **>90%** sample volume) the diluted blood sample, and recover **> 90% target tumor cells in 10 minutes (300 mL/hr)**.
- ❑ Reduce diluted sample volume **by 10-13 times** with a **lower blood cell density** (hematocrit ~4%).
- ❑ Provide **dual channels** to simultaneously process **two** patients' samples per run, and **8 samples** could be done in **an hour.**
- ❑ **Easy to operate** with two simple steps:
  - ❑ Dilute the samples by 10-fold.
  - ❑ Insert the samples and A^+Pre chips into A^+Pre system and press 'START'.
- ❑ Reduce blood cell density of oncology patients to make it possible for **clotting-free downstream microfluidic applications.**
- ❑ A^+Pre treated sample provide AC-1000 with high purity rare tumor cells in 20 minutes (12 mL/hour).

A^+Pre






O
W
In


Channel O
Pre-concentrated/enriched CTCs
Depleted blood cells and liquid
Channel W

A^+Pre Chip

ADVANCED BIOMED INC.

AC-1000

AC-1000: a **rare cell enrichment device** to solve the problem of detection of hypercoagulable state samples of tumor patients

- ❑ Rare cell enrichment system uses **semiconductor fabrication method** to implant high-aspect-ratio functional microstructures inside the microchannel and patented microfluidic chip technology to separate rare cells with complete cell activity.
- ❑ **Convenient and efficient system**.
- ❑ Take **5 ml** of blood from a patient and the whole process takes only **20 minutes**.
- ❑ Provide **dual channels** to simultaneously process two patients' samples per run.
- ❑ **8 samples** could be done with high-purity enrichment of tumor cells in **one and half hours**.
- ❑ Blood sample enriched by AC-1000 can maintain the capture rate of **76-90%** of the targeted cells, and the isolated product after blood sample separation can achieve a leukocyte removal rate of **99.9%**.
- ❑ **Non-destructive, highly active and label-free**
- ❑ **Low-cost**
- ❑ Has great potential to be applied to **routine liquid biopsy** and **companion diagnostic platforms** in the future.



AC-1000 CTC Enrichment Chip

AC-1000 CTC Enrichment Chip

- Utilizes a **hybrid mechanism** with **microfluidics induced lateral displacement** to combine the difference in cell **size and deformability** and to **remove all of red blood cells** ("RBCs") and **deplete over three logs White Blood Cell** ("WBCs").
- The remaining cells, including few WBCs and rare cell-based cancer biomarkers, are all sorted out.
- The sorted cells are **high viability** for downstream potential applications

AC-1000 CTC Enrichment Chip




Isolation product
CTCs
Blood

High purity enrichment of rare tumor cells from blood

A⁺SCDrop

A⁺SCDrop: a CTCs single cell capture device

A⁺SCDrop



Single-CTC sorting and capturing in a micro-environment


Single-CTC

- Preserve the **original viability** of single cells.
- The polymer microfluidic chip combines the **cell dielectric sensing technology**, without the need for antibody fluorescence calibration and image recognition.
- CTC sorting combined with **AC-1000** achieves tandem for **complete label-free live single cell sorting**.
- A⁺SCDrop can sort **single circulating tumor cells** into **nanoliter droplet collection samples** while **maintaining single cell biological activity:**
  - Precise counting of CTCs while separating and capturing single cells.
  - **In vitro culture** and expansion of non-destructive Single-CTC, and drug sensitivity test.
  - Single-CTC encapsulated in oil droplets, single-cell sequencing or genetic screening.
  - Single CTCs were independently sorted into 96-well plates in suspension liquid mode for CTC proteomic study.

ADVANCED BIOMED INC.

A⁺CellScan

A⁺CellScan: are currently developed as an analyzer with immunostaining chip for reducing hands-on time, manual discrimination, and accelerating immunostaining/analysis of the AC-1000 product.



A⁺CellScan

- A⁺CellScan provides a novel approach for **rapid on-chip immunofluorescence staining**, which may take approximately **30 minutes**, and **artificial intelligence analysis** of enriched sample for detecting, identification, and counting of rare CTCs/clusters from white blood cells with four color immune-fluorescent images.
- The prototype we designed can:
  - Autofocus for capturing and analyzing images of **four** colors fluoresces in A+CellScan chip.
  - Perform **on-chip immunostaining**
  - **Automatically** count tumor cells and labeling them on each image.

Performance Study

Completed A⁺CellScan's performance study, which examine:
(i) its autofocus ability and precision for automatically capturing and analyzing cell images.
(ii) whether it can detect and analyze 3-1000 cancer cells in $<10^6$ WBCs.
(iii) its maximum on-chip immunostaining ability.


1. Select a Folder
Browse
Select a folder with gray images.
2. Select Position
3. Show Target Cells
Show Images
White
PE
FITC
DAPI
Label Cells
Label method
overlap (Intersection)
individual (Union)
all
Show ID number
Select Position
Delete
Add
Empty Result
compute overlap
Show Overlap List Table
Exit
Show Label
On
Zoom
0.5x
1x
Enhance Image

A⁺CellScan Chip

A⁺CellScan Chip: consists of fluid device and 5 μm micro-pores membrane that is used as a filter to trap nucleated cells on the membrane surface form the through-flow.



A⁺CellScan Chip

Capturing and identifying rare tumor cells from Lung cancer patient's blood

- Only **fluid and RBCs** are allowed to pass through the pores. Captured cells are kept in wells during flowing staining and washing.
- The active through-flow plays **two** important roles:
  - **Carrying antibodies to cells rapidly**, thus accelerating the reaction rate of specific binding between reporting antibody and cells.
  - **Simplifying the operation processes** in reagent spiking and repeated washing steps.
- A⁺CellScan chip stains rare cells such as **CTCs and CTC clusters without cell loss** during fixation, permeabilization, blocking, incubation and washing.
- The device provides **flexibility** to process up to **eight samples per run.**
- **On-chip immunostaining** only need **30 minutes**
  - For **one sample**, and batch process for
  - **Eight samples** can be completed
  - In **one and half hours**
- After cell staining, A⁺CellScan and A⁺CellScan chips
  - **Automatically captures** cell images
  - Analyzes the stained cells **in 30 minutes**
- A⁺CellScan chip significantly **reduces**
  - The total detection time by **4-5 hours per 1 sample**,
  - Compared to conventional methods


CK
CKD45/14
DAPI
Merge

Four Immunochromogenic Kits & A⁺LCGuard

Immunochromogenic Kits

The basic principle is to use antibodies combined with different colored fluorophores to bind to specific proteins on the cell surface or inside the cells and observe the presence or absence of fluorescent signals through a fluorescent imaging system (to be obtained separately).


A+ CTCE

A+CTCE


A+ CM

A+CM


A+ CTCM

A+CTCM


A+ EMT

A+EMT

A+LCGuard

- A product for early screening of lung cancer, the A+LCGuard lung cancer early screening kit.
- To assist in the determination of benign and malignant pulmonary nodules.
- Completed A+Lcguard's research and development in China between August 2020 and September 2022.
- Plan to start A+LCGuard's clinical research by the end of June 2025, and the registration declaration will be made afterward.





ADVANCED BIOMED INC.

A+Pre Reduces Blood Density of Oncology Patients

Reduce Density and Volume of Your Sample


(a) 5 mL whole blood
(HCT~45%)
(b) 10X dilution (50 mL)
RBCs
A⁺Pre System
Product
(d) 4-5 mL product
(c) A⁺Pre pre-enrichment/concentration


(a) Dual channel and 10X diluted blood
(b) Fully automatic 10min processing time only
10X diluted blood (50 mL)
~4 mL product (Hct ~4%)
(d) Whole blood v.s. final product
(Hct<~45%) (Hct<~4%)
(c) 4 mL final product (Hct<4%)

For the analysis of high-viscosity blood samples, the A⁺Pre equipment can be used for pretreatment, retaining the original cell activity while preventing blood samples from clogging the equipment pipeline after entering the detection equipment.

ADVANCED BIOMED INC.

AC-1000 Completes Targeted Cell Enrichment Work

Purification of Your Cell-based Cancer Marker

AC-1000



4-5 mL A^{+}Pre sample



(~25 min)

Two samples per run




~100% RBCs depletion
~3 logs WBCs depletion
~ 80% CTCs/ recovery rate

0.8-1.2 mL purified final product

- **AC-1000 and A^{+}CellScan** equipment can be combined for the identification and counting application of circulating tumor cells purposes.
- First, blood samples are diluted with A^{+}Pre, and then AC-1000 is used to separate and enrich circulating tumor cells and related tumor markers.
- The enriched samples are stained, calibrated, and finally identified and counted.
- A^{+}Pre combined with AC-1000 provide the purified solution of cell-based cancer biomarkers, which can be easily identified, analyzed and tested.
- The total purification process can be completed in only **40 minutes**.
- A^{+}Pre combined with AC-1000 capture multi-cell-based cancer markers simultaneously with a high recovery rate **(76~90%**), and therefore making it possible to diagnose cancer and predict cancer progression in very early stage.
- This application service can already be commercialized in the Chinese market. Once our products are registered, we will start using our own developed reagents.

ADVANCED BIOMED INC.

A^{+}SCDrop Completes Single Targeted Cell Capture

Capturing Rare CTC for Single-CTC Whole Gene Sequencing

Total process time
< 40 min



0.8-1.2 mL
CTCs enriched product



A^{+}SCDrop



Single-cell isolation and sorting
(~45 min)



Single CTC in a 0.1 nL
micro-droplet



Positive control
A+SCDrop sorted
mutation
A+SCDrop sorted
mutation
Negative control
wild type
Analyze with NGS

- ✓ Single-CTC DNA Sequencing
- ✓ Single-CTC mRNA Sequencing
- ✓ Single-Cell Proteomics

- ❑ The capture of circulating tumor cells requires the use of **A^{+}Pre, AC-1000, and A^{+}SCDrop in combination**.
- ❑ First, the user needs to follow the same process as the identification of circulating tumor cells to obtain enriched samples, and then the samples are captured and separated by A^{+}SCDrop equipment to isolate single circulating tumor cells.
- ❑ This combined application can provide tumor cells with **high purity and high activity**.

ADVANCED BIOMED INC.

Research and Development

Own 17 patents and 9 patents are pending

8	Patents on novel separation technologies for antibody-free and label-free enrichment of rare cell-based cancer biomarkers from very dense blood cells
6	Patents on high throughput droplet microfluidic chips for nano-liter scale reagent preparation and single-cell
3	Patents for the device of water phase single-cell isolation and capturing for single cell applications
6	Patents on single-CTC detection/discrimination and delivery for single-CTC sorting and downstream single-CTC analysis
3	Patents on target cells pre-concentration and enrichment

2 of abovementioned patents with PCT

2 of abovementioned patents with the U.S.

1 of the U.S. application has been granted on October 11, 2022

Strong R&D Talents with Advisors

53% of total employee work for R&D



Dr. Jianhuang Lin

- Dr. Lin is currently President of Taipei Medical University, Director of National Applied Research Laboratory, Director of Biotechnology and Pharmaceutical Industry Research Institute, Executive Director of Taiwan Pharmacological Society, and Director of International Cooperation Foundation.
- Dr. Lin is mainly engaged in the field of molecular pharmacology signal transduction new drug development.



Mr. Caicun Zhou

- Mr. Zhou is the Director of the Institute of Oncology, Tongji University School of Medicine, Director of the Department of Oncology. Director of Oncology Department of Shanghai Pulmonary Hospital, Director of Lung Cancer Immunology Research Office, Director of Clinical Pharmacology Institute.
- Mr. Zhou is mainly engaged in early diagnosis of lung cancer, comprehensive treatment, targeted therapy and individualized therapy, molecular imaging of tumor, phage vaccine.

Industry-Academia Cooperation

- Entered into two industry-academia cooperation agreements with the National Taiwan University for identifying novel biomarkers for early detection of lung cancer.

ADVANCED BIOMED INC.

Note: All the numbers are as of the date of this prospectus

Contact

Issuer:

Advanced Biomed Inc.

Email: ir@advanbiomed.com
Tel: 886-6-3121716
Address: 689-87 Xiaodong Road, Yongkang District, Tainan, Taiwan

Underwriter:

Craft Capital Management LLC

Email: info@craftcm.com
Tel: +1 800-550-8411
Address: 377 Oak St, Lower Concourse, Garden City, NY 11530

Appendix – Financials

Selected Balance Sheet Items

	As of June 30,	
	2024	2023
	US$	US$
Cash	2,607,973	2,622,279
Prepaid expenses and other current assets, net	443,137	163,709
Total current assets	3,051,110	2,785,988
Total non-current assets	1,409,137	1,813,989
Total assets	4,460,247	4,599,977
Accounts payable, accruals, and other current liabilities (including amount due to related parties – major shareholders and related corporations of $113,812 and $674,262, respectively, as of June 30, 2024 and $1,052,677 and $603,802, respectively, as of June 30, 2023 [(1)])	2,670,249	3,059,016
Lease payable - current	62,211	216,567
Total current liabilities	2,732,460	3,275,583
Total non-current liabilities	64,529	18,806
Total liabilities	2,796,989	3,294,389
Total stockholders' equity	1,663,258	1,305,588

Note: (1) See Note 13 for disclosure of related parties amounts.

ADVANCED BIOMED INC.

Appendix – Financials

Selected Balance Sheet Items	As of September 30, 2024 US$ (Unaudited)	As of June 30, 2024 US$
Cash	2,646,992	2,607,973
Prepaid expenses and other current assets, net	485,744	443,137
Total current assets	3,132,736	3,051,110
Total non-current assets	1,341,035	1,409,137
Total assets	4,473,771	4,460,247
Accounts payable, accruals, and other current liabilities (including amount due to related parties – major stockholders and related corporations of $317,777 and $879,622 respectively, as of September 30, 2024 and $113,812 and $674,262, respectively, as of June 30, 2024 (1))	3,253,327	2,670,249
Lease payable - current	56,045	62,211
Total current liabilities	3,309,372	2,732,460
Total non-current liabilities	70,569	64,529
Total liabilities	3,379,941	2,796,989
Total stockholders' equity	1,093,830	1,663,258

Note: (1) See Note 13 for disclosure of related parties amounts.

ADVANCED BIOMED INC.

Appendix - Financials

Selected Statements Of Operations and Comprehensive Loss Items

	For the year ended June 30,	
	2024	2023
	US$	US$
Research and development expenses	(880,193)	(1,383,181)
General and administrative expenses	(1,661,379)	(1,688,042)
Total operating expenses	(2,541,572)	(3,071,223)
Interest income	53,495	21,402
Other expense, net	(294,201)	(682,956)
Total other expense, net	(240,706)	(661,554)
Net loss	(2,782,278)	(3,732,777)

*Note: Since our inception, we do not have any products approved for sale, we have not generated any revenue from the sale of products, and we do not expect to generate revenue from the sale of our product candidates until we complete clinical development, submit regulatory filings and receive approvals from the applicable regulatory bodies for such product candidates, if ever. Our main activities through December 31, 2023 have been re-organizational and capital raising activities and the research and development of three automated devices A*Pre, AC-1000 and A*SCDrop. We have initially applied these devices in clinic trials.*

ADVANCED BIOMED INC.

Appendix - Financials

Selected Statements Of Operations and Comprehensive Loss Items

	For the three-month periods ended September 30,	
	2024	2023
	US$	US$
	(Unaudited)	(Unaudited)
Research and development expenses	(181,703)	(169,185)
General and administrative expenses	(338,324)	(271,060)
Total operating expenses	(520,027)	(440,245)
Interest income	10	14
Other income (expense), net	254,437	(331,085)
Total other income (expense), net	254,447	(331,071)
Net loss	(265,580)	(771,316)

*Note: Since our inception, we do not have any products approved for sale, we have not generated any revenue from the sale of products, and we do not expect to generate revenue from the sale of our product candidates until we complete clinical development, submit regulatory filings and receive approvals from the applicable regulatory bodies for such product candidates, if ever. Our main activities through December 31, 2023 have been re-organizational and capital raising activities and the research and development of three automated devices A*Pre, AC-1000 and A*SCDrop. We have initially applied these devices in clinic trials.*
See offering documents for further risks and disclosures. There is no guarantee that any specific outcome will be achieved. Investments may be speculative, illiquid and there is a risk of loss. Past performance is not indicative of future results.

ADVANCED BIOMED INC.